                                                                    EXHIBIT 10.2

                                                                    CONFIDENTIAL

                              CONSULTING AGREEMENT


      AGREEMENT dated as of July 1, 1997 by and between Trident International, Inc. a Delaware corporation (the "Company"), and R. Hugh Van Brimer of 119 Woodhall Spa, Williamsburg, Virginia 23188 ("Consultant").

      WHEREAS, Consultant has been the President and Chief Executive Officer of Trident, a predecessor company, and

      WHEREAS, the Company desires to assure itself of the continued services of Consultant;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Consultant agree as follows:

      1. Employment and Term. The Company agrees to employ Consultant and Consultant hereby agrees to work for the Company and any other subsidiary of the Company as directed by the Company in the capacity of a consultant for a period commencing on the date of 1 July, 1997 and ending on 30 June, 1998, subject to renewal and termination as set forth in Section 5 hereof. The Company shall engage Consultant as a consultant to the Company for a minimum of ten days per quarter and a maximum of 20 days per quarter at a rate of $1,000 per day. Employment in excess of 20 days per quarter is permitted by consent of both parties at the same per diem rate. Such consulting arrangements shall terminate no earlier than 30 June, 1998. During the period that Consultant is providing consulting services to the Company, he shall be entitled to reimbursement for his reasonable out-of-pocket expenses incurred in the performance of such consulting services, including, without limitation, air travel in accordance with Company travel policy between Williamsburg, Virginia and the principal offices of the Company, transportation, lodging and meals, subject to the Company's procedures regarding substantiation and documentation of such expenses.

      During Consultant's employment, the Company agrees that it will assign Consultant duties consistent with his current duties as Consultant. The Company will provide temporary office accommodation while Consultant is engaged in work for the Company in Connecticut, and will provide accommodations and assistance in Williamsburg required to perform consulting assignments.

      2. Compensation. Consultant's compensation for the period commencing on 1 July, 1997 to the expiration of the Employment Term will be at the rate of one thousand dollars

($1,000.00) per day. Said fee shall be payable in arrears in monthly installments. In the event that any salary or other payments due Consultant under this Agreement are not made within 30 days after the date such compensation or other payments are due, such unpaid compensation or other payments shall bear interest at the rate of 10% per annum from the date such amount was due to be paid to Consultant until the date on which payment in full is made.

      3. Benefits. Consultant will be entitled to health and hospitalization insurance benefits at least comparable to the benefits of a senior professional employee of the Company in accordance with the terms and descriptions of such plans and benefits as in effect from time to time. Consultant shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties hereunder, including, without limitation, air travel between Williamsburg, Virginia and the principal offices of the Company or other business venue transportation, lodging and meals, subject to the Company's and Trident's procedures regarding substantiation and documentation of such expenses.

      4. Extent of Service. During Consultant's employment hereunder, Consultant shall, subject to the discretion and supervision of the Chief Executive of the Company, devote his business time, best efforts and business judgement, skill and knowledge to the advancement of the Company's interests and to the discharge of Consultant's duties and responsibilities hereunder. Consultant shall not engage in any other business activity, except as may be approved by the Board of Directors of the Company, provided, however, that nothing herein shall prevent Consultant from:

            (a) Investing Consultant's assets in a manner not prohibited by that certain Non-Competition Agreement between Consultant and the Company (the "Non-Competition Agreement"), and in such form or manner as shall not require Consultant to render any material services with respect to the operations or affairs of any company or other entity in which such investments are made;

            (b) Serving on the Board of Directors of any company or any committee thereof, subject to the prohibition set forth in the Non-Competition Agreement and provided that Consultant is not required to render any material services with respect to the operations or affairs of any such company other than attendance at meetings of the board of directors or committees thereof of such company; or

            (c) Engaging in religious, charitable or other community or non-profit activities which do not impair Consultant's ability to fulfill his duties and responsibilities under the Agreement.

      5. Renewal; Termination

            (a) General. Except as otherwise provided herein, this Agreement shall terminate on 30 June, 1998 unless renewed by the mutual written consent of the parties hereto. This Agreement and Consultant's employment hereunder may be terminated at any time by the mutual consent of the parties hereto.

            (b) Termination by the Company for Cause. Notwithstanding the provisions of Section 1 hereof, Consultant's employment hereunder may be terminated for cause without further liability (except for amounts payable pursuant to Section 5(f)(i) hereof) on the part of the Company effective immediately by a vote of a majority of the Board of Directors of the Company after the Company has provided written notice to the Consultant setting forth in reasonable detail the nature of such cause and given Consultant the opportunity to be heard by the Board of Directors of the Company. Only the following shall constitute "cause" for such termination:

                  (i) Conviction of Consultant of a crime involving moral
            turpitude, deceit, dishonesty or fraud;

                  (ii) Material failure to perform a substantial portion of
            Consultant's duties and responsibilities hereunder, which failure continues after written notice given to Consultant by the Board of Directors of the Company;

                  (iii) Gross negligence or willful misconduct of Consultant with respect to the Company or any subsidiary or affiliate thereof; and

                  (iv) Breach of Consultant's obligations under the
            Non-Competition Agreement.

            (c) Termination by Consultant. Consultant's employment hereunder may be terminated by Consultant by written notice to the Board of Directors of the Company at least six months prior to such termination.

            (d) Termination by the Company Without Cause. Subject to the payment of termination benefits pursuant to Section 5(f)(i), Consultant's employment with the Company may be terminated by the Company without cause by a vote of a majority of the Board of Directors of the Company on written notice to Consultant.

            (e) Other Termination Events.

                  (i) Consultant's employment under this Agreement will
            terminate upon his death.

                  (ii) In the event of Consultant's permanent physical or mental disability or incapacity, as evidenced by a certificate of a physician licensed to practice in any state in the United States, this Agreement may be terminated by the Company. Upon any termination under this subsection (e)(ii), Consultant will be subject to and entitled to benefits under the Company's disability plan, if any, as then in effect.

            (f) Rights of Termination.

                  (i) In the event of termination of Consultant's employment with the Company pursuant to Section 5(d), (i) the Company shall continue to pay Consultant a monthly minimum consulting fee and provide other benefits to which he may be entitled for the remainder of the term of this Agreement, said consulting fees to be made on the same periodic dates as such payments would have been made to Consultant had Consultant's employment not been terminated.

                  (ii) In the event of termination of Consultant's employment with the Company pursuant to Section 5(e)(i), the Company shall pay to Consultant's wife or estate, as the case may be, a lump sum equal to Consultant's one minimum quarterly consulting fee at the rate in effect immediately prior to Consultant's death.

            (g) Set-off. Any amounts otherwise payable to Consultant under
Section 5(f) shall be subject to reduction in the amount of any cash compensation received by Consultant from other employment or self-employment for services performed during the period in which amounts are payable under such Section, provided that the Company shall not be entitled to set-off any amounts otherwise payable to Consultant under Section 5(f)(i) against cash compensation received by Consultant for services approved in advance by the Board of Directors of the Company, which approval shall not be unreasonable withheld. Consultant shall inform the Company of any such amounts of cash compensation and shall refund to the Company any amounts which the Company has paid which exceed the amounts due from the Company after application of the provisions of this paragraph.

            (h) Litigation and Regulatory Cooperation. To the extent reasonably requested by the Company, Consultant shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Consultant was employed by the Company. Consultant's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. To the extent reasonably requested by the Company, Consultant shall also cooperate fully with the Company in connection with any examination or review of any federal, state or local regulatory authority with respect to events or occurrences that transpired while Consultant was employed by the company. The Company shall compensate Consultant for such cooperation with the Company at rate of $1,000 per day, payable monthly in arrears, and will reimburse Consultant for any reasonable out-of-pocket expenses, including, without limitation, air travel between Williamsburg, Virginia and the principal offices of the Company or other required venues, transportation, lodging and meals, incurred in connection therewith.

      6. Remedies for Breach. In the event that Consultant brings a legal action against the Company to enforce his rights under this Agreement and Consultant prevails on the merits of such action, the Company shall reimburse Consultant the cost of his legal fees in connection with such action.

      7. Change of Control. Prior to the termination of Consultant's employment hereunder, in the event that within 90 days following the completion of any transaction or series of transactions in which all of the Company's outstanding capital stock is sold to an unaffiliated third party or upon the sale of all or substantially all of the assets of the Company to an unaffiliated third party or upon the sale of greater than 50% of the Company's outstanding capital stock to any person or persons acting as a group (a "Change of Control") there occurs a change in Consultant's duties, responsibilities, status or position with the Company which, in Consultant's reasonable judgement, does not represent a promotion from or maintaining of Consultant's duties, responsibilities, status or position as in effect immediately prior to the Change of Control, or any removal of Consultant from or any failure to reappoint or re-elect Consultant to such position, except in connection with the termination of Consultant's employment for cause, disability, retirement or death, Consultant shall be entitled to terminate this Agreement and the Company shall continue to pay Consultant a consulting fee and provide other benefits to which he may be entitled for the remainder of the term of this Agreement, said compensation to be made on the same periodic dates as such payments would have been made to Consultant had Consultant's employment not been terminated.

      8. Waiver. The failure of the Company to require the performance of any term or obligation provided for herein, or the waiver by the Company of any breach of this Agreement, shall not prevent enforcement of such term or obligation, or be deemed a waiver of any subsequent breach.

      9. Binding Effect. This Agreement will be binding upon Consultant and his heirs, executors, administrators and legal representatives and will be binding upon and inure to the benefit of the Company and any other subsidiary of the Company, and its and their respective successors and assigns.

      10. Enforceability. If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      11. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Consultant with respect to the subject matter hereof, and supersedes all prior representations and agreements with respect to such subject matter. This Agreement may not be amended, modified or waived except by a written instrument duly executed by the person against whom enforcement of such amendment, modification or waiver is sought. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such term or obligation or to be deemed a waiver of any separate or subsequent breach.

      12. Notices. Any notices, requests, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent be registered or certified mail, postage prepaid, to Consultant at the last address which Consultant has filed in writing with the Company or, in the case of any notice to the Company, at their main offices, to the attention of the Chief Executive Officer, with a copy to the Treasurer.

      13. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Connecticut, without regard to the conflicts of laws provision thereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set for above.


                              TRIDENT INTERNATIONAL, INC.


                                    By:_______________________________
                                       Elaine A. Pullen
                                       President and C.E.O.


                              CONSULTANT



                                    By:_______________________________
                                           R. Hugh Van Brimer